EXHIBIT 3


                             VOTING AGREEMENT

      VOTING AGREEMENT, dated as of March 2, 1998 (this "Voting
Agreement") by and among Alan R. Schuele, Derrell C. Coker, L.J. Sevin, Harvey B. Cash, Dietrich Erdmann, Jack Kilby and Charles H. Phipps (the "Stockholders"), and Unitrode Corporation, a Maryland corporation
("Acquiror").

      WHEREAS, BENCHMARQ Microelectronics, Inc., a Delaware corporation, Acquiror and Merrimack Corporation, a Delaware corporation and a wholly owned subsidiary of Acquiror ("Newco"), have contemporaneously with the execution of this Voting Agreement, entered into an Agreement and Plan of Merger dated March 2, 1998 (the "Merger Agreement") which provides, among other things, that Newco shall be merged (the "Merger")with and into the Company pursuant to the terms and conditions thereof;

      WHEREAS, as an essential condition and inducement to Acquiror to enter into the Merger Agreement and in consideration therefor, the undersigned Stockholders have agreed to enter into this Voting Agreement; and

      WHEREAS, as of the date hereof, the Stockholders own of record and beneficially the shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock") set forth opposite their respective names on Schedule A hereto and wish to enter into this Agreement with respect to such shares of Company Common Stock and the options to purchase shares of Company Common Stock ("Options");

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                ARTICLE I

                             Voting of Shares

      Section 1.1  Voting Agreement. Each Stockholder hereby agrees to:
(a) appear, or cause the holder of record on the applicable record date (the "Record Holder") to appear for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof; (b) vote, or cause the Record Holder to vote, in person or by proxy, at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof, all of the shares of the Company Common Stock owned or with respect to which such Stockholder has or shares voting power or control and all of the shares of Company Common Stock which shall, or with respect to which voting power or control shall, hereafter be acquired by such Stockholder (collectively, the "Shares") in favor the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; and (c) vote, or cause the Record Holder to vote, in person or by proxy, at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof, such Stockholder's Shares against any action, proposal or agreement that could reasonably be expected to result, directly or indirectly, in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or the Stock Option Agreement dated March 2, 1998 between the Company and Acquiror (the "Option Agreement"), or which could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement or the Option Agreement not being fulfilled.

      Section 1.2 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares or Options shall remain and belong to the Stockholders, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

      Section 1.3 Evaluation of Investment. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of common stock, par value $.01 per share, of Acquiror ("Acquiror Common Stock"), contemplated by the Merger Agreement.

      Section 1.4 Documents Delivered. Each Stockholder acknowledges receipt of copies of the following documents:

            (a)   the Merger Agreement and all Annexes thereto;

            (b)   the Option Agreement;

            (c) Acquiror's 1996 Annual Report (including Annual Report on Form 10-K for the year ended January 31, 1996);

            (d) Acquiror's Proxy Statement dated for the stockholders meeting dated June 2, 1997; and

            (e) Acquiror's Quarterly Report for the quarter ended November 1, 1997 (including Report on Form 10-Q).

      Section 1.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Voting Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Voting Agreement remains in effect into any voting agreement and (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy or power of attorney, in either case which is inconsistent with this Agreement.


                                ARTICLE II

                         Restrictions on Transfer

      Section 2.1  Transfer of Title.

            (a) Each Stockholder hereby covenants and agrees that such Stockholder will not, prior to the termination of this Voting Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or Options or any other securities or rights convertible into or exchangeable for shares of Company Common Stock, owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Acquiror (provided nothing contained herein will be deemed to restrict the exercise of Options).

            (b) Each Stockholder hereby agrees and consents to the entry of stop transfer instructions with the Company against the transfer of any Shares consistent with the terms of Section 2.1(a) hereof.


                                ARTICLE III

                      Representations and Warranties
                           of the Stockholders

      Each Stockholder hereby severally represents and warrants to Acquiror as follows:

      Section 3.1 Authority Relative to This Agreement. Such Stockholder is competent to execute and deliver this Voting Agreement, to perform it obligations hereunder and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except that (i) the enforceability thereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

      Section 3.2 No Conflict. The execution and delivery of this Voting Agreement by such Stockholder does not, and the performance of this Voting Agreement by such Stockholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or Options pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares or Options are bound or affected.

      Section 3.3 Title to the Shares. The Shares and Options held by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever and such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.


                               ARTICLE IV

                              Miscellaneous

      Section 4.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement). Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

      Section 4.2 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performance in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

      Section 4.3 Successors and Affiliates. This Voting Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and assigns. If any Stockholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Options or any securities or rights convertible into or exchangeable for shares of Company Common Stock, operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Voting Agreement. Without limiting the foregoing, each Stockholder specifically agrees that the obligations of such Stockholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Stockholder or otherwise.

      Section 4.4 Entire Agreement. This Voting Agreement constitutes the entire agreement among Acquiror and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Acquiror and the Stockholders with respect to the subject matter hereof.

      Section 4.5 Captions and Counterparts. The captions in this Voting Agreement are for convenience only and shall not be considered a part of or affect the construction of interpretation of any provision of this Voting Agreement. This Voting Agreement may be executed in several counterparts, each of which shall constitute one in the same instrument.

      Section 4.6 Amendment. This Voting Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 4.7 Waivers. Except as provided in this Voting Agreement, no action taken pursuant to this Voting Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Voting Agreement. The wavier by any party hereto of a breach of any provision hereunder shall not operate or be construed as a wavier of any prior or subsequent breach of the same or any other provision hereunder.

      Section 4.8 Severability. If any term of other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Voting Agreement remain as originally contemplated to the fullest extent possible.

      Section 4.9 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

      If to a Stockholder:
                  c/o Benchmarq Microelctronics, Inc.
                  17919 Waterview Parkway
                  Dallas, Texas  75252
                  Fax:  (972) 437-9198

      If to Acquiror:
                  Unitrode Corporation
                  7 Continental Boulevard
                  Merrimack, New Hampshire  03054
                  Attention:  Allan R. Campbell
                  Fax: (603) 429-8771

      with a copy to:

                  Margaret A. Brown, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  31st Floor
                  Boston, Massachusetts  02108
                  Telephone:  (617) 573-4800
                  Fax:  (617) 573-4822

      Section 4.10 Governing Law. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

      Section 4.11 Definitions. Capitalized terms used and not defined herein shall have the meaning set forth in the Merger Agreement.

      Section 4.12 Obligations of Stockholders. The obligations of the Stockholders hereunder shall be "several" and not (i) "joint" or (ii) "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Stockholder.

      Section 4.13 Officers and Directors. No person who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect any actions taken by any Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.


      IN WITNESS WHEREOF, each of the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.


                                   By: /s/ Alan R. Schuele
                                      _________________________________
                                      Name:  Alan R. Schuele


                                   By: /s/ Derrell C. Coker
                                      _________________________________
                                      Name:  Derrell C. Coker


                                   By: /s/ L. J. Sevin
                                      _________________________________
                                      Name:  L. J. Sevin


                                   By: /s/ Harvey B. Cash
                                      _________________________________
                                      Name:  Harvey B. Cash


                                   By: /s/ Dietrich Erdmann
                                      _________________________________
                                      Name:  Dietrich Erdmann


                                   By: /s/ Jack Kilby
                                      _________________________________
                                      Name:  Jack Kilby


                                   By: /s/ Charles H. Phipps
                                      _________________________________
                                      Name:  Charles H. Phipps


                                    UNITRODE CORPORATION



                                   By: /s/ Robert J. Richardson
                                      _________________________________
                                      Name:  Robert J. Richardson
                                      Title: President and Chief
                                             Executive Officer






                             VOTING AGREEMENT
                                SCHEDULE A

                                    Number of Shares of Company Common
Stockholder:                        Stock Owned by Stockholder:
------------                        ---------------------------
L.J. Sevin                          695,120
Jack Kilby                          6,250
Derrell C. Coker                    72,755
Dietrich Erdmann                    602,212
Harvey B. Cash                      43,850
Charles H. Phipps                   40,422
Alan R. Schuele                     0